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                                                                   EXHIBIT 10.65


                        Summary Description of L.A. Gear, Inc.
                             1997 Employee Incentive Plan

In December 1996, the Board of Directors adopted and approved the 1997 Employee Incentive Plan (the "Plan") for all full-time employees of the Company as well as employees joining the Company after December 1, 1996 (on a pro-rata basis commencing on the first day of the fiscal quarter following such employee's commencement date). The Plan combines equity and cash components and includes incentives for all employees to assist the Company in its turnaround efforts. The guaranteed cash award component is calculated as a fixed percentage of the employees salary (ranging from 15% for the highest paid employees to 6% for employees in the fourth tier), and vest one-half on May 31, 1997 and one-half on November 30, 1997, except for vice president-level positions and above, which vest in full on December 1, 1997; provided, in all cases, pro-rata portions of awards shall vest on the elimination of the employee's position with the Company prior to the vesting date. Stock option awards for all employees vest on December 1, 1997. No payout or vesting occurs if there is a termination of employment due to voluntary resignation, death, disability or for cause.